EXHIBIT 99.1

GAMG Establishes Advisory Board

Rockville, MD — January 19, 2026 — Global Asset Management Group, Inc. (OTC: GAMG) (“GAMG” or the “Company”) announced the formal establishment of its Board of Advisors and the adoption of a comprehensive Board of Advisors Charter, effective January 15, 2026.

The formation of the Advisory Board represents an important step in strengthening GAMG’s strategic infrastructure as the Company continues to expand its asset base, evaluate growth opportunities, and enhance engagement across capital markets, real estate, and operating businesses. gamg.us

Purpose and Strategic Role of the Advisory Board

The Board of Advisors has been established to provide non-binding, independent strategic guidance to management across key areas of the Company’s business. As outlined in the Advisory Board Charter, the Advisory Board does not have governance authority and does not replace or duplicate the fiduciary responsibilities of the Company’s Board of Directors.

Under the Charter, the Advisory Board may advise management on matters including, but not limited to:

•	Corporate strategy and long-term growth priorities
•	Capital markets and investor relations strategy
•	Mergers, acquisitions, and asset deployment
•	Regulatory and compliance considerations
•	Partnerships, business development, and market positioning
•	Technology, data, and operational scalability

Management believes the addition of a structured advisory function enhances decision-making depth while preserving clear lines of governance and accountability.

Composition, Structure, and Oversight

The Advisory Board will consist of 5 to 9 members with experience spanning asset management, real estate capital markets, corporate finance, regulatory and compliance matters, technology, and strategic partnerships. Members are appointed by the Company’s executive leadership in consultation with Board leadership.

“This Advisory Board structure is designed to complement our Board of Directors and management team by adding experienced perspectives where strategic insight is most valuable,” said Andy Rionoitis, Chief Marketing Officer and newly appointed Advisory Board Chair. “As we continue to build a diversified asset management platform, this framework supports thoughtful growth while maintaining clear governance discipline.”

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Forward-Looking Statements

This press release contains forward-looking statements within the meaning of applicable securities laws. Actual results may differ materially due to risks and uncertainties including market conditions, regulatory developments, and execution risks. GAMG undertakes no obligation to update forward-looking statements except as required by law.

About Global Asset Management Group, Inc.

Global Asset Management Group, Inc. is a publicly traded diversified holding company focused on strategic acquisitions and operational growth across multiple sectors. The Company is dedicated to disciplined expansion, strong governance, and delivering long-term value for its shareholders through thoughtful capital allocation and operational execution.

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